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                                                                    EXHIBIT 99.1

              McKesson HBOC, Inc., Signs Definitive Agreement to
               Sell Its Water Products Business to Groupe DANONE
                               for $1.1 Billion

     SAN FRANCISCO--(BUSINESS WIRE)--Jan. 11, 2000--McKesson HBOC, Inc. (NYSE:MCK) (McKessonHBOC) announced today that it has signed a definitive agreement with the Groupe DANONE (NYSE:DA) whereby DANONE will purchase the McKesson Water Products Company, a subsidiary of McKessonHBOC, for a total consideration of $1.1 billion in cash.

     The transaction has been approved by the Boards of Directors of both companies and is subject to regulatory review and other customary conditions.

     The McKesson Water Products Company is the third-largest processor, marketer and distributor of bottled water in the United States. The company markets bottled water in 30 states under the Sparkletts(R), Alhambra(R) and Crystal(TM) brands. McKesson Water Products has expected revenues of more than $380 million with an EBITDA margin of 22% in its fiscal year ended March 31, 1999.

     "Given our strategic focus on improving healthcare quality and cost through our market-leading positions in healthcare information technology and supply management, McKesson Water Products was not a core business," said John H. Hammergren and David L. Mahoney, McKessonHBOC co-presidents and co-chief executive officers.

     "We believe that this transaction is in the best interests of both our shareholders and the Water Products Company employees who have created significant value in this business. We wish them well as they become a key element of DANONE's U.S. bottled water business."

     DANONE is the leading French food group, with 1998 net sales of $14.4 billion. It is No. 2 worldwide in bottled water, with brands including Evian and Dannon Natural Spring Water, No. 1 worldwide in dairy products with its flagship brand, Danone (Dannon in the United States), and is No. 1 worldwide in sweet biscuits, notably marketed under the brand name Lu. More information about DANONE is available at its World Wide Website at http://www.danone.com.

     McKesson HBOC, Inc., a Fortune 60 corporation, is the world's largest supply management and healthcare information technology company. McKessonHBOC provides supply management and information technologies across the entire continuum of healthcare, including market-leading businesses in pharmaceutical and medical-surgical distribution, automation, information technology and outsourcing services for healthcare providers and payors. More information about McKessonHBOC is available at its World Wide Website at: http://www.mckhboc.com.

     McKessonHBOC news releases are available at no charge through McKessonHBOC's NewsOnDemand fax service. To immediately receive an index of available releases, call 800/344-6495 and press 2.

     CONTACT: McKessonHBOC
              Larry Kurtz, 415/983-8418